Exhibit (a)(1)(A)

TCR2 THERAPEUTICS INC.

100 BINNEY STREET, SUITE 710

CAMBRIDGE, MASSACHUSETTS 02142

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RESTRICTED STOCK UNITS

October 19, 2022

TCR2 THERAPEUTICS INC.

SUMMARY TERM SHEET—OVERVIEW

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RESTRICTED STOCK UNITS

This offer and withdrawal rights will expire at 11:59 p.m., Eastern Time,

on November 16, 2022, unless extended

By this Offer to Exchange Eligible Options for New Restricted Stock Units (as the context requires, this document and the actions taken hereby, the “Exchange Offer”), TCR2 Therapeutics Inc., which we refer to in this document as “we,” “us,” “our” or “TCR2”, is giving each Eligible Employee (as defined below) the opportunity to exchange one or more Eligible Options (as defined below) for New RSUs (as defined below), as discussed below and in the Offering Memorandum for the Exchange Offer beginning on page 19 (the “Offering Memorandum”).

The “Expiration Time” of the Exchange Offer is 11:59 p.m., Eastern Time, on November 16, 2022. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires.

You are an “Eligible Employee” if:

•

on the date the Exchange Offer commences, you are a current employee of TCR[2] and have not submitted a notice of resignation or termination, or been notified by TCR[2] that your employment is being terminated; and

•

on or prior to the Expiration Time, you continue to be employed by TCR[2], and have not submitted a notice of resignation or termination, or been notified by TCR[2] that your employment is being terminated.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Employee;

•	is outstanding as of the Expiration Time;

•	has an exercise price per share greater than or equal to $10.00 per share; and

•	was granted under our 2018 Stock Option and Incentive Plan (the “2018 Plan”).

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of restricted stock units (each, a “New RSU”) with the following terms (collectively, the “New RSU Terms”):

•	Each New RSU will not have an exercise price per share. Each New RSU will represent your right to receive one share of our common stock for each New RSU that vests in the future.

•

The number of your New RSUs will be determined using an exchange ratio that takes into account the fair value of your tendered Eligible Option. The chart below sets forth the applicable exchange ratios, which are further discussed below:

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New RSUs)*
$10.00-18.00	3 to 1
$18.01-$25.00	4.5 to 1
$25.01 and above	5.5 to 1

*	Rounded up to the nearest share

•	Your New RSUs will be granted under the 2018 Plan.

•

Your New RSUs will not be vested on the date they are granted, even if the corresponding exchanged Eligible Options had previously become exercisable. Your New RSUs will vest in up to four annual installments beginning on December 1, 2022, subject to your continuous service with TCR[2] through the applicable vesting date and other relevant terms and conditions of the 2018 Plan. The vesting schedule of your New RSUs will be based on the original vesting start date of the Eligible Option you are tendering for exchange as outlined in the table below.

Vesting Start Date of Eligible Options	New RSUs Vesting Schedule
Month/Year	December 1, 2022	December 1, 2023	December 1, 2024	December 1, 2025
January 2019	98%	2%	—	—
February 2019	96%	4%	—	—
March 2019	94%	6%	—	—
April 2019	92%	8%	—	—
May 2019	89%	11%	—	—
June 2019	87%	13%	—	—
July 2019	85%	15%	—	—
August 2019	83%	17%	—	—
September 2019	81%	19%	—	—
October 2019	79%	21%	—	—
November 2019	77%	23%	—	—
December 2019	75%	25%	—	—
January 2020	73%	25%	2%	—
February 2020	71%	25%	4%	—
March 2020	69%	25%	6%	—
April 2020	67%	25%	8%	—
May 2020	65%	25%	10%	—
June 2020	62%	25%	13%	—
July 2020	60%	25%	15%	—
August 2020	58%	25%	17%	—
September 2020	56%	25%	19%	—
October 2020	54%	25%	21%	—
November 2020	52%	25%	23%	—
December 2020	50%	25%	25%	—
January 2021	48%	25%	25%	2%
February 2021	46%	25%	25%	4%
March 2021	44%	25%	25%	6%
April 2021	42%	25%	25%	8%
May 2021	40%	25%	25%	10%
June 2021	37%	25%	25%	13%
July 2021	35%	25%	25%	15%
August 2021	33%	25%	25%	17%

The commencement date of the Exchange Offer is October 19, 2022. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum. The Exchange Offer is voluntary with respect to each Eligible Option you hold. You are not required to participate in the Exchange Offer. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all of the outstanding shares underlying any selected Eligible Option grant. Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled, and your New RSUs will be granted with the New RSU Terms effective promptly following the Expiration Time (such date, the “New RSU Grant Date”).

See the “Risk Factors” section of this Exchange Offer beginning on page 16 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New RSUs. You should consider, among other things, these risks and uncertainties before deciding whether to participate in the Exchange Offer.

Shares of our common stock are quoted on the Nasdaq Select Market (“Nasdaq”) under the symbol “TCRR.” On October 18, 2022, the closing price of our common stock as reported on Nasdaq was $1.57 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

You should direct any questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offering Memorandum, the Election Form, the Notice of Withdrawal or any other documents relating to the Exchange Offer) by email to AskHR@TCR2.com.

IMPORTANT

If you choose to participate in the Exchange Offer, you must properly complete and submit your Election Form before 11:59 p.m. Eastern Time, on November 16, 2022 (or such later date as may apply if the Exchange Offer is extended). A link for your personalized Election Form has been sent to your TCR2 email address. The Election Form should be completed, signed and returned using DocuSign.

You are responsible for making sure that the Election Form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your stock option agreements for your Eligible Options to be cancelled and exchanged in the Exchange Offer. We will provide you with a written confirmation of the cancellation of any such options along with a restricted stock unit award agreement for your New RSUs shortly following the grant of your New RSUs.

Although our Board of Directors (the “Board”) has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”). Neither we nor the Board makes any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY TCR2.

SUMMARY TERM SHEET—QUESTIONS AND ANSWERS

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RSUS

Set forth below are answers to some of the questions that you may have about the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Options for New RSUs and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Q1. Why is TCR2 making the Exchange Offer?

We believe that the Exchange Offer is in the best interests of our stockholders and an important component of our strategy to maintain an equity compensation program that effectively motivates and retains our employees. Competition for many of these employees, particularly in the biopharmaceutical industry, is intense and many companies use stock options as a means of attracting, motivating, and retaining their employees. Stock options historically constituted a key part of our hiring, incentive, and retention programs because our Board believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our common stock. When the compensation committee of our Board (the “Compensation Committee”) approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of our common stock when the option is exercised. The per share exercise price is set at the closing price of a share of our common stock as reported by Nasdaq on the date the option is granted. Thus, an employee receives value only if the employee exercises an option and sells the purchased shares at a price that exceeds the stock option’s exercise price.

Since becoming a public company in 2019, the market price of our common stock has been subject to significant fluctuations. Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. On October 18, 2022, the closing price of our common stock on The Nasdaq Select Market (“Nasdaq”) was $1.57 per share and the weighted average exercise price of Eligible Options was $19.27. Consequently, as of October 18, 2022, there were 2,574,615 outstanding shares underlying Eligible Options. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our Board believes are necessary to motivate our employees to achieve our strategic, operational and financial goals. We believe that to enhance long-term stockholder value we need to maintain competitive employee incentive and retention programs. An equity stake in the success of our company is a critical component of these programs. We believe that it is essential to continue to retain and motivate our employees, including executives, and that the inherent value of the new RSUs and vesting periods of the RSUs may be more effective in retaining and incentivizing employees than the existing underwater options.

In addition, the Exchange Offer will allow us to reduce the number of shares subject to outstanding equity awards as compared to the total number of shares of our outstanding common stock, which we refer to as our equity award overhang, through the cancellation of outstanding stock options that currently provide no meaningful retention value to our employees. Outstanding stock options cannot be removed from our equity award overhang until they are exercised, expire or are terminated. Under the proposed Exchange Offer, Eligible Employees will receive fewer replacement RSUs in exchange for their surrendered stock options, which will reduce overall the number of shares underlying outstanding equity awards. We believe this will enable us to provide equity awards to new and existing employees and service providers in the future without the need to seek shareholder approval to increase the number of shares of common stock reserved under the 2018 Plan, which increase would result in dilution to our existing stockholders

See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.

Q2. Who is eligible to participate in the Exchange Offer?

Only Eligible Employees are eligible to participate in the Exchange Offer. You are an “Eligible Employee” if:

•

on the date the Exchange Offer commences, you are a current employee of TCR[2] and have not submitted a notice of resignation or termination, or been notified by TCR[2] that your employment is being terminated; and

•

on or prior to the Expiration Time, you continue to be employed by TCR[2], and have not submitted a notice of resignation or termination, or been notified by TCR[2] that your employment is being terminated.

See Section 1 of the Offering Memorandum (“Eligible Employees; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q3. Which options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Employees will be able to elect to tender outstanding Eligible Options for exchange.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Employee;

•	is outstanding as of the Expiration Time;

•	has an exercise price per share greater than or equal to $10.00; and

•	was granted under our 2018 Plan.

See Section 1 of the Offering Memorandum (“Eligible Employees; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q4. How do RSUs differ from stock options?

The table below outlines some key differences between stock options and RSUs:

	Stock Options	RSUs
What they are	The right to purchase a fixed number of shares of TCR[2] common stock at a fixed exercise price for a fixed period of time.	The right to receive a fixed number of shares of TCR[2] common stock at a fixed time in the future at no exercise or purchase price.

How they work

Once a stock option grant vests, you may exercise the vested portion at any time until the expiration date of that option. Exercising means you buy the stock at the exercise price set on the date of grant.

If the price of our common stock is greater than the exercise price when you exercise and sell the shares, you receive the gain (after payment of applicable taxes).

However, when our stock price is less than the exercise price, the stock option has no intrinsic value and is considered to be underwater.

Once an RSU vests, a share of TCR[2] common stock is issued to you and at no cost to you, other than withholding taxes associated with the RSU. The value you receive for an RSU upon issuance of the common stock will be based on the then-current TCR[2] stock price. Once our stock is issued to you following the vesting of the RSU, you can either keep it as an investment or sell it.

Q5. How many New RSUs will I receive for the Eligible Options I exchange?

The number of New RSUs to be granted to you will be determined using an exchange ratio that takes into account the exercise price of your tendered Eligible Option. The chart below sets forth the applicable exchange ratios, which are further discussed below.

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New RSUs)*
$10.00-18.00	3 to 1
$18.01-$25.00	4.5 to 1
$25.01 and above	5.5 to 1

*	Rounded up to the nearest share

The exchange ratios were calculated, for accounting purposes, to approximate a “value-for-value” exchange, meaning that they were determined in a manner intended to result in the grant of a New RSU, for accounting purposes, with an aggregate fair value that is approximately the same as the aggregate fair value of the Eligible Options the New RSU replaces, calculated based on the closing price of our common stock on Nasdaq as of October 14, 2022.

The exchange ratios were determined with reference to the fair value of the eligible vested and unvested stock options (calculated using the Black-Scholes option valuation model) within the relevant grouping. In determining fair value, the Black-Scholes model takes into account many variables and estimates, such as our current stock price, the volatility of the price of our common stock, and the remaining term of an eligible stock option. Setting the exchange ratios in this manner was intended to result in the issuance of replacement New RSUs that have an aggregate fair value approximately equal to the aggregate fair value of the surrendered options they replace. This will minimize any additional compensation cost that we must recognize on the New RSUs, other than compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.

Even if any Eligible Option that you tender for exchange is partially vested as of the Expiration Time, you will receive a New RSU that instead will vest in up to four annual installments beginning on December 1, 2022, subject to your continuous service with TCR2 through the applicable vesting date and other relevant terms and conditions of the 2018 Plan.

Q6. Will my New RSUs have an exercise or purchase price?

Your New RSUs will not have an exercise or purchase price. Each New RSU will represent your right to receive a number of shares of our common stock upon vesting based on an exchange ratio.

See Section 1 of the Offering Memorandum (“Eligible Employees; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information and Section 7 of the Offering Memorandum (“Price Range of Our Common Stock”) for information concerning the historical prices of our common stock.

Q7. When will my New RSUs vest?

Your New RSUs will not be vested on the date they are granted, even if the corresponding exchanged Eligible Options had previously become vested and exercisable. Your New RSUs will vest in up to four annual installments beginning on December 1, 2022, subject to your continuous service with TCR2 through the applicable vesting date and other relevant terms and conditions of the 2018 Plan.

The vesting schedule of your New RSUs will be based on the original vesting start date of the Eligible Option you are tendering for exchange as outlined in the table below:

Vesting Start Date of Eligible Options	New RSUs Vesting Schedule
Month/Year	December 1, 2022	December 1, 2023	December 1, 2024	December 1, 2025
January 2019	98%	2%	—	—
February 2019	96%	4%	—	—
March 2019	94%	6%	—	—
April 2019	92%	8%	—	—
May 2019	89%	11%	—	—
June 2019	87%	13%	—	—
July 2019	85%	15%	—	—
August 2019	83%	17%	—	—
September 2019	81%	19%	—	—
October 2019	79%	21%	—	—
November 2019	77%	23%	—	—
December 2019	75%	25%	—	—
January 2020	73%	25%	2%	—
February 2020	71%	25%	4%	—
March 2020	69%	25%	6%	—
April 2020	67%	25%	8%	—
May 2020	65%	25%	10%	—
June 2020	62%	25%	13%	—
July 2020	60%	25%	15%	—
August 2020	58%	25%	17%	—
September 2020	56%	25%	19%	—
October 2020	54%	25%	21%	—
November 2020	52%	25%	23%	—
December 2020	50%	25%	25%	—
January 2021	48%	25%	25%	2%
February 2021	46%	25%	25%	4%
March 2021	44%	25%	25%	6%
April 2021	42%	25%	25%	8%
May 2021	40%	25%	25%	10%
June 2021	37%	25%	25%	13%
July 2021	35%	25%	25%	15%
August 2021	33%	25%	25%	17%

Q8. Do I need to exercise my New RSUs in order to receive shares?

No. Unlike stock options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise RSUs in order to receive shares. Subject to your continuous service with TCR2 through the applicable vesting date and other relevant terms and conditions of the 2018 Plan, when your New RSUs vest in accordance with the vesting schedule described above and set forth in the applicable RSU agreement, you will automatically receive the shares subject to the New RSUs, subject to applicable withholding taxes. Generally, shares subject to New RSUs that do not vest will be forfeited to TCR2, as determined in accordance with the 2018 Plan.

Q9. If I participate in the Exchange Offer, when will my New RSUs be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New RSUs in exchange for Eligible Options with respect to which you properly made a valid election (and did not validly revoke that election), effective as of the New RSU Grant Date, which is currently expected to be November 17, 2022. The New RSUs will reflect the New RSU Terms.

See Section 1 of the Offering Memorandum (“Eligible Employees; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q10. What happens to my New RSUs if I terminate my employment with TCR2?

Vesting of your New RSUs will cease upon termination of your service with TCR2. Your unvested New RSUs will be forfeited to us, and you will own any shares underlying vested New RSUs as of such date.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by TCR2. The terms of your employment with TCR2 remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by TCR2 until the expiration of the Exchange Offer, the grant date for the New RSUs or thereafter during the vesting period of the New RSUs. In addition, we cannot provide any assurance that your employment with TCR2 will continue until or past the vesting date of any New RSU issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New RSU.

See Section 1 of the Offering Memorandum (“Eligible Employees; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”) for more information.

Q11. Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you hold more than one option grant that qualifies as an Eligible Option and would like to participate in the Exchange Offer, you will be allowed to elect to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all of the shares underlying any selected Eligible Option grant. If you choose not to participate in the Exchange Offer, then your Eligible Options will remain outstanding and subject to their current terms.

Q12. How should I decide whether or not to participate in the Exchange Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Common Stock”), Section 8 (“Information Concerning TCR2; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material United States Tax Consequences”) and Section 15 (“Additional Information”) of the Offering Memorandum. You should seek further advice from your legal counsel, accountant and financial advisor. Participation in the Exchange Offer is entirely your decision and should be made based on your personal circumstances. No one from TCR2 is, or will be, authorized to provide you with legal, tax, financial or other advice or recommendations regarding whether you should participate in the Exchange Offer.

In addition to reviewing the materials provided, please note the following:

•	The Exchange Offer is not a one-for-one exchange. You will receive fewer shares subject to your New RSUs than your Eligible Options.

•

Options provide value upon exercise only if the price of our common stock increases after the grant date. RSUs provide value upon vesting even if our common stock price does not increase after its grant date. However, because the exchange ratios for the Exchange Offer are value-based, and will be less than or equal one-for-one approximately, it is possible that, at some point in the future, Eligible Options you choose to exchange could have been economically more valuable than the New RSUs you receive pursuant to the Exchange Offer.

•

You should carefully consider the potential tax consequences of your exchange of Eligible Options for New RSUs. In general, the New RSUs will be taxed when they vest and shares are issued to you. You are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) for advice on these matters.

Please also review the “Risk Factors” that appear on page 16.

Q13. How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form distributed along with the Exchange Offer includes a list of your Eligible Options as of October 19, 2022. At any time during the Exchange Offer, you may contact us via email at AskHR@TCR2.com to confirm the number of option grants that you have and the grant dates, remaining term, exercise prices, vesting schedule and other information regarding such option grants.

Q14. Can I tender for exchange stock options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding Eligible Options. An option that has been fully exercised is no longer outstanding and is therefore not an Eligible Option.

Q15. Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If you exercised an Eligible Option in part before October 19, 2022, the remaining unexercised portion of the Eligible Option can be tendered for exchange in the Exchange Offer.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q16. Can I tender for exchange a portion of an Eligible Option?

No partial exchange of an Eligible Option grant will be permitted. If you elect to tender an Eligible Option for exchange, you must tender all shares of the outstanding (i.e., unexercised) portion of that Eligible Option. You may elect to tender as few or as many of your Eligible Option grants as you wish. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Option grants that you have properly tendered for exchange.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q17. What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Employee who is on an authorized leave of absence (excluding garden leave) will be eligible to participate in the Exchange Offer.

See Section 1 of the Offering Memorandum (“Eligible Employees; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q18. What happens if my employment with TCR2 terminates before the Expiration Time?

If you have tendered Eligible Options under the Exchange Offer and your employment with TCR2 terminates for any reason prior to the Expiration Time, you will no longer be eligible to participate in the Exchange Offer. In addition, if you have tendered Eligible Options under the Exchange Offer and you submit a notice of resignation or termination, or been notified by TCR2 that your employment will be terminated, you will no longer be eligible to participate in the Exchange Offer. Accordingly, we will not accept your Eligible Options for exchange, and you will not be eligible to receive New RSUs. In such a case, you may be able to exercise the vested portion of your existing Eligible Options for a limited time after your termination date, subject to and in accordance with their original terms.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of TCR2. The terms of your employment with TCR2 remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the Expiration Time, the New RSU Grant Date or thereafter. In addition, we cannot provide any assurance that your employment with TCR2 will continue until or past the vesting date of any New RSU granted in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New RSU.

See Section 1 (“Eligible Employees; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”) of the Offering Memorandum for more information.

Q19. Will I owe taxes if I participate in the Exchange Offer?

Neither the acceptance of your Eligible Options for exchange nor the grant of any New RSUs will be a taxable event for U.S. federal income tax purposes.

You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Employee who is subject to the tax laws of a country other than the United States or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Employees who may consider tendering their Eligible Options for exchange to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information regarding the tax aspects of the Exchange Offer.

Q20. Will I owe taxes if I do not participate in the Exchange Offer?

In general, your rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes.

See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information.

Q21. What will happen to my Eligible Options if I participate in the Exchange Offer?

We will cancel all Eligible Options tendered by you and accepted by TCR2 for exchange in the Exchange Offer.

Q22. Is it possible for my New RSUs to be or become underwater?

No. Since New RSUs do not have an exercise or purchase price, New RSUs will never become underwater, but the value of the New RSUs will change with fluctuations in our stock price.

Q23. What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

Generally, there will be no impact to Eligible Options that you choose not to tender for exchange prior to the original Expiration Time. However, if (1) any of your Eligible Options is currently treated as an incentive stock option (“ISO”), and (2) we extend the Exchange Offer beyond the original Expiration Time on November 16, 2022, and the Exchange Offer remains outstanding for more than 29 calendar days, then your Eligible Options may cease to be treated as ISOs, unless the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options. However, in that event, your holding period under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time.

Q24. How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 11:59 p.m., Eastern Time, on November 16, 2022 (or such later date as may apply if the Exchange Offer is extended). We will not make any exceptions to this deadline. However, although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 13 of the Offering Memorandum (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q25. How do I tender my Eligible Options for exchange?

If you are an Eligible Employee, you may tender your Eligible Options for exchange at any time before the Exchange Offer expires at 11:59 p.m., Eastern Time, on November 16, 2022 (or such later date as may apply if the Exchange Offer is extended). A link for your personalized Election Form has been sent to your TCR2 email address.

To validly tender your Eligible Options, you must complete, sign and submit your Election Form Via DocuSign.

You do not need to return your stock option agreements relating to any tendered Eligible Options as they will be automatically cancelled effective as of the New RSU Grant Date if we accept your Eligible Options for exchange. We will separately provide to you the grant documents relating to your New RSUs through the Fidelity NetBenefits portal following the New RSU Grant Date.

Your Eligible Options will not be considered tendered until we receive your properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 11:59 p.m., Eastern Time, on November 16, 2022 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

You are responsible for making sure that the Election Form is completed and submitted as indicated above. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Further, we will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not accepted for exchange, we will send you a separate email following the Expiration Time notifying you that your tendered option was not accepted for exchange.

Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options on November 16, 2022 immediately following the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q26. Can I withdraw previously tendered Eligible Options?

Yes. You may withdraw your tendered Eligible Options at any time during the period the Exchange Offer remains open, and unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options that have not been accepted at any time after 11:59 p.m., Eastern Time, on November 16, 2022 and until 11:59 p.m., on December 15, 2022 (the “Withdrawal Expiration Time”).

To withdraw tendered Eligible Options, you must revoke your Election Form by delivering a properly completed and signed Notice of Withdrawal of Election Form (a “Notice of Withdrawal”) with the required information via email to AskHR@TCR2.com prior to the Withdrawal Expiration Time.

If you miss the deadline to withdraw but remain an Eligible Employee, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal that we receive before the Withdrawal Expiration Time.

You are responsible for making sure that you properly submit a Notice of Withdrawal for any tendered Eligible Option that you wish to subsequently withdraw. You must allow sufficient time to complete, sign and deliver your Notice of Withdrawal to ensure that we receive it before the Withdrawal Expiration Time.

Once you have withdrawn Eligible Options, you may re-tender such Eligible Options by submitting a new Election Form and following the procedures for validly tendering Eligible Options in the Exchange Offer described in Question 25 above.

See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.

Q27. How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal, as applicable, shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Time, in the case of the Election Form, and prior to the Withdrawal Expiration Time, in the case of the Notice of Withdrawal.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q28. What will happen if I do not return my Election Form by the deadline?

If we do not receive an Election Form from you by the Expiration Time, then all of your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything. However, if we extend the Exchange Offer beyond the original Expiration Time on November 16, 2022 and it remains outstanding for more than 29 calendar days, and you wish to avoid the possible impact on the ISO status of any of your Eligible Options, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 11:59 p.m. Eastern Time on November 16, 2022.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q29. What if I have any questions regarding the Exchange Offer?

You should direct questions about the Exchange Offer (including requests for additional or paper copies of the Exchange Offer and other Exchange Offer documents which we will promptly furnish to you at our expense) by email to AskHR@TCR2.com.

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer. You should carefully review the risk factors set forth below and those contained in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2022, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 12, 2022, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 8, 2022, as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Risks Related to the Exchange Offer

The exchange ratio used in the Exchange Offer may not accurately reflect the value of your Eligible Options at the time of their exchange.

The calculation of the exchange ratio for the Eligible Options in the Exchange Offer is based on the Black-Scholes option pricing model and relies on numerous assumptions. If a different method or different assumptions are used, or if the exchange ratio is calculated as of a different date, the exchange ratio may vary from the exchange ratio in this Exchange Offer. The valuation method that we use for establishing the exchange ratio is designed to estimate a fair value of options as of the date the exchange ratio is calculated and is not a prediction of the future value that might be realized through Eligible Options or New RSUs.

You should be aware that option valuation is inherently difficult to estimate and imprecise. Although the Black-Scholes model is a standard and accepted model for determining the value of options, the utilization of different assumptions in the Black-Scholes option pricing model can produce significantly different results for the ultimate value of an option.

Moreover, even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions we use for purposes of this Exchange Offer may not be the same as those used by others and, therefore, our valuation of the Eligible Options, the New RSUs and/or the exchange ratio may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the actual value of these options.

Your cancelled Eligible Options may be worth more than the New RSUs that you receive in exchange.

Because you will receive fewer shares under the New RSUs than the number of shares outstanding under your Eligible Options, it is possible that, at some point in the future, due to increases in our stock price, those Eligible Options would have been more economically valuable than the New RSUs granted pursuant to the Exchange Offer.

Whether you will be in a better position if you surrender your Eligible Options for New RSUs instead of retaining your Eligible Options depends on many factors, including the number of Eligible Options you hold, the number of New RSUs that you would receive in exchange for your Eligible Options, the exercise price of your Eligible Options, the value of our common stock in the future, how long you remain employed by TCR2 and the expiration date of your Eligible Options. We encourage you to consult with your financial, tax, legal and other advisors when determining whether to participate in the Exchange Offer.

If your service with TCR2 terminates before your New RSUs vest, you will not be able to receive value for your unvested New RSUs, but you may have been able to receive value for the Eligible Options you exchanged for the New RSUs.

The New RSUs will be subject to a new vesting schedule that differs from the vesting schedules of the Eligible Options that you exchange. The New RSUs will vest in up to four annual installments beginning on December 1, 2022, subject to your continuous service with TCR2 through the applicable vesting date and other relevant terms and conditions of the 2018 Plan and therefore, none of the New RSUs will be vested on the New RSU Grant Date even if your Eligible Options are fully or partially vested. Accordingly, if your service with TCR2 terminates after you exchange your Eligible Options for New RSUs, you may not be able to realize as much value from your New RSUs as you could have realized from the Eligible Options you exchanged. For example, if you do not exchange your vested Eligible Options for New RSUs, and your service with TCR2 terminates, if our stock price increases above the exercise price per share of your vested Eligible Options, you would still be able to exercise and sell the underlying shares of common stock for these vested Eligible Options at a gain. However, if you exchange your vested Eligible Options for New RSUs, and your service with TCR2 terminates after you receive New RSUs but before such New RSUs have vested, you will receive no value from being granted the New RSUs.

You may incur additional taxes in connection with the New RSUs for U.S. tax purposes.

For more detailed information regarding the tax treatment of stock options, see Section 12 of the Offering Memorandum (“Material United States Tax Consequences”).

The offer currently is expected to remain open for less than 30 days. However, if we extend the offer so that it remains open for 30 or more days, U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange the options in the offer.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two years after the grant date and for more than one year after the date of exercise. We do not expect that the Exchange Offer will affect the eligibility of any incentive stock options that are not tendered for exchange for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your Eligible Option, the holding periods will continue to be measured from your original grant date.

However, if the Exchange Offer period lasts for 30 days or more, then any Eligible Options that are incentive stock options that you have not exchanged may be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any shares received upon exercise of such options until more than two years from the date this offer commenced, and more than one year after the date you exercise such options, whichever date is later.

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RSUS

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RSUS

Section 1. Eligible Employees; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.

TCR2 Therapeutics Inc. (“TCR2,” “we,” “us” or “our”) is offering Eligible Employees the opportunity to exchange certain outstanding stock options for new restricted stock units. As described in this Section 1 of this Offering Memorandum—Offer to Exchange Eligible Options for New RSUs (this “Offering Memorandum”), Eligible Options that are validly tendered prior to the Expiration Time will be exchanged for New RSUs in exchange for an Eligible Employee’s agreement to accept the New RSUs. Each capitalized term that is used in this paragraph without being defined has the meaning set forth below.

We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of optionholders or the tender of elections to exchange options covering a minimum number of shares.

Eligible Employees

All Eligible Employees who, as of the date the Exchange Offer commences and as of the Expiration Time, hold Eligible Options, may participate in the Exchange Offer. To be an “Eligible Employee,” you must be a current employee of TCR2, and must not have submitted a notice of resignation or termination or received a notice of termination, as of the date the Exchange Offer commences and at any time prior to the Expiration Time.

You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Employee for any reason prior to or as of the Expiration Time, including due to your voluntary resignation, retirement, involuntary termination, layoff or death. An individual who is on an authorized leave of absence (excluding garden leave) and is otherwise an Eligible Employee on the Expiration Date will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with TCR2’s policies.

Your employment with TCR2 will remain at will, regardless of your participation in the Exchange Offer, and can be terminated by you or TCR2 at any time. Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by or otherwise in a service relationship with TCR2. The terms of your employment or consulting relationship with TCR2 remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by or in a service relationship with TCR2 until the grant date for the New RSUs or any vesting date of your New RSUs in the future.

Non-employees, including non-employees who are members of our Board of Directors (our “Board”), are not eligible to participate in the Exchange Offer.

Eligible Options

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Employee;

•	is outstanding as of the Expiration Time;

•	has an exercise price per share greater than or equal to $10.00; and

•	was granted under our 2018 Plan.

The Proposed Exchange

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you new restricted stock units (each, a “New RSU”) with the following terms (collectively, the “New RSU Terms”):

•	Each New RSU will not have an exercise price per share. Each New RSU will represent your right to receive one share of our common stock for each New RSU that vests in the future.

•

The number of your New RSUs will be determined using an exchange ratio that takes into account the fair value of your tendered Eligible Option. The chart below sets forth the applicable exchange ratios, which are further discussed below.

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New RSUs)*
$10.00-18.00	3 to 1
$18.01-$25.00	4.5 to 1
$25.01 and above	5.5 to 1

*	Rounded up to the nearest share.

•	Your New RSUs will be granted under the 2018 Plan.

•

Your New RSUs will not be vested on the date they are granted, even if the corresponding exchanged Eligible Options had previously become exercisable. Your New RSUs will vest in up to four annual installments beginning on December 1, 2022, subject to your continuous service with TCR[2] through the applicable vesting date and other relevant terms and conditions of the 2018 Plan.

You are not required to participate in the Exchange Offer. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all of the shares underlying any selected Eligible Option grant. Eligible Options properly tendered in this Exchange Offer and accepted by TCR2 for exchange will be cancelled and your New RSUs will be granted effective on a date on or promptly following the Expiration Time (such date, the “New RSU Grant Date”).

Expiration and Extension of the Exchange Offer

The Exchange Offer is scheduled to expire at 11:59 p.m., Eastern Time, on November 16, 2022, unless we, in our sole discretion, extend the expiration date of the Exchange Offer (such time and date referred to herein as the “Expiration Time”). See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

If you do not elect to tender your Eligible Options before the Expiration Time, such Eligible Options will remain subject to their current terms, including the current exercise prices and vesting schedules.

Section 2. Purpose of the Exchange Offer; Additional Considerations.

We believe that the Exchange Offer is in the best interests of our stockholders and an important component of our strategy to maintain an equity compensation program that effectively motivates and retains our employees (including our executive officers). Competition for many of these employees, particularly in the biopharmaceutical industry, is intense and many companies use stock options as a means of attracting, motivating, and retaining their employees. Stock options historically constituted a key part of our hiring, incentive, and retention programs because our Board believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our common stock. When the compensation committee of our Board (the “Compensation Committee”) approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of our common stock when the option is exercised. The per share exercise price is set at the closing price of a share of our common stock as reported by Nasdaq on the date the option is granted. Thus, an employee receives value only if the employee exercises an option and sells the purchased shares at a price that exceeds the stock option’s exercise price.

In recent years, the market price of our common stock has been subject to significant fluctuations. Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. On October 18, 2022, the closing price of our common stock on The Nasdaq Select Market (“Nasdaq”) was $1.57 per share and the weighted average exercise price of Eligible Options was $19.27. Consequently, as of October 18, 2022, there were 2,574,615 outstanding shares underlying Eligible Options. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our Board believes are necessary to motivate our employees to achieve our strategic, operational and financial goals. We believe that to enhance long-term stockholder value we need to maintain competitive employee incentive and retention programs. An equity stake in the success of our company is a critical component of these programs. We believe that it is essential to continue to retain and motivate our employees, and that the inherent value of the new RSUs and extended vesting periods of the RSUs may be more effective in retaining and incentivizing employees than the existing underwater options.

We have decided that executive officers should be eligible to participate in the Exchange Offer, as they currently hold approximately 72% of outstanding Eligible Options. As such, if we were to exclude them, we may not fully achieve the intentions of the program with respect to retention and dilution. In addition, during this critical time for the Company, we need to keep our executive officers incentivized in order to maintain continuity and to increase the likelihood of achieving significant milestones that would bring value to the Company and our stockholders.

Our Compensation Committee considered alternatives to the Exchange Offer to provide meaningful performance and retention incentive to our employees. After careful consideration, our Compensation Committee determined that, compared to certain other alternatives, the Exchange Offer provides better performance and retention incentives and approved the final structure of the option exchange program.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the Securities and Exchange Commission (the “SEC”), we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving TCR[2];

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•	any material change in our Board or executive management team, including any plans to change the number or term of our directors or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being traded on a national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•

the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course of business or pursuant to existing agreements, options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3. Procedures for Tendering Eligible Options.

If you wish to tender your Eligible Options for exchange, you must complete and submit your Election Form via DocuSign before the Expiration Time.

Except as described in the following sentence, the Election Form must be signed by the Eligible Employee who holds the Eligible Options to be tendered using the same name for such Eligible Employee as appears on the applicable stock option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before the Expiration Time. If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled in exchange for New RSUs if we accept your Eligible Options for exchange.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

To validly tender your Eligible Options pursuant to the Exchange Offer, you must remain an Eligible Employee and must not have given a notice of resignation or termination, must not have received a notice of termination and your employment or service relationship with us must not have terminated for any other reason, including due to your voluntary resignation, retirement, involuntary termination, layoff or death, as of the date the Exchange Offer commences and at any time prior to the Expiration Time.

If you hold multiple option grants that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender as few or as many of your Eligible Option grants as you wish. However, if you elect to tender an Eligible Option for exchange, you must tender the entire outstanding (i.e., unexercised) portion of that Eligible Option. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that you have properly tendered for exchange.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither TCR2 nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Employee or waived by TCR2. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

The Exchange Offer is a one-time offer, and we will strictly enforce the offer period, subject only to any extension of the Expiration Time that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Employee.

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”). Our acceptance for exchange of Eligible Options that you tender pursuant to the Exchange Offer will constitute a binding agreement between TCR2 and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), and as described in Section 1 of this Offering Memorandum, on the New RSU Grant Date, we expect to accept for exchange all properly tendered Eligible Options that have not been validly withdrawn by the Expiration Time, and we expect to cancel the Eligible Options that we accept in exchange for the grant of New RSUs with the New RSU Terms. We expect the New RSU Grant Date to occur the day after the Expiration Time. If the Expiration Time is extended, then the New RSU Grant Date will be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept the Exchange Offer with respect to some or all of your Eligible Options and later change your mind, you may withdraw any tendered Eligible Options by following the procedure described in this Section 4. Just as you may not tender only part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an Eligible Option grant. If you elect to withdraw a previously tendered Eligible Option grant, you must withdraw the entire Eligible Option, but you are not required to withdraw any other tendered Eligible Options.

We will permit any Eligible Options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open, and unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options that have not been accepted at any time after 11:59 p.m., Eastern Time, on November 16, 2022 and until 11:59 p.m., on December 15, 2022. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time.

To validly withdraw tendered Eligible Options, you must deliver to us (using the same delivery method described in Section 3) a properly completed and signed Notice of Withdrawal prior to the Withdrawal Expiration Time. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Employee, we will exchange any previously tendered Eligible Options pursuant to the Exchange Offer and your previously submitted Election Form.

You are responsible for making sure that, if you wish to withdraw tendered Eligible Options, the Notice of Withdrawal is delivered as indicated in Section 3 above. The Notice of Withdrawal must specify the Eligible

Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Employee who holds the Eligible Options to be tendered using the same name for such Eligible Employee as appears on the applicable stock option agreement and the previously submitted Election Form. If the signature is by an attorney-in-fact, another person acting in a fiduciary or representative capacity or a person whose name has changed since receiving the Eligible Option, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal and, in the case of a name change, evidence of such person’s name change must be provided. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO filed by TCR2 with the SEC on October 19, 2022 (the “Schedule TO”). We will deliver a copy of the Notice of Withdrawal form to all Eligible Employees.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer unless you properly re-tender those Eligible Options before the Expiration Time by following the procedures described in Section 3 of this Offering Memorandum.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Options for Exchange; Grant of New RSUs.

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn (i) by the Expiration Time, unless extended, or (ii) as by 11:59 p.m., on December 15, 2022, if we have not accepted such Eligible Options by such time. On the New RSU Grant Date, we expect to cancel the Eligible Options we have accepted in exchange for the grant of the New RSUs with the New RSU Terms. If the Expiration Time is extended, then the New RSU Grant Date will be similarly extended.

Even if any Eligible Option that you tender for exchange is partially vested as of the Expiration Time, you will receive a New RSU that will vest in up to four annual installments beginning on December 1, 2022, subject to your continued service.

Promptly after we grant the New RSUs, we will send each tendering Eligible Employee a confirmation email with respect to the Eligible Options that we have accepted for exchange. In addition, we will separately provide to each tendering Eligible Employee via the Fidelity NetBenefits portal the stock option documentation relating to the Eligible Employee’s New RSUs. We have filed a form of such confirmation email as an exhibit to the Schedule TO.

If you have tendered Eligible Options under the Exchange Offer and your employment terminates for any reason, or if you submit a notice of resignation or termination or receive a notice of termination, before the Expiration Time, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, you may be able to exercise your existing vested Eligible Options for a limited time after your termination date in accordance with and subject to their terms.

Section 6. Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time, any of the following events has occurred, or if we have determined, in our reasonable judgment, that any of the following events has occurred:

•

there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that (i) directly or indirectly challenges the making of the Exchange Offer or the exchange of some or all of the Eligible Options tendered for exchange, (ii) otherwise relates in any manner to the Exchange Offer, or (iii) in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

•

there shall have been threatened, instituted or taken any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or TCR[2], by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly make it illegal for us to accept some or all of the tendered Eligible Options for exchange, otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or impair the contemplated benefits of the Exchange Offer to TCR[2];

•

there will have occurred: any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market; the declaration of a banking moratorium or any suspension of payments with respect to banks in the United States; any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States; in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the Exchange Offer; the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer; or any of the situations described above which existed at the time of commencement of the Exchange Offer, where such situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;

•

a tender or exchange offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for TCR[2], shall have been proposed, announced or publicly disclosed or we shall have learned that any person, entity or group (where “group” has the meaning given within Section 13(d)(3) of the Exchange Act) has acquired more than 5% of our outstanding common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer; any such person, entity or group that had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance of Eligible Options for exchange;

•

any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 10 of this Offering Memorandum, “Accounting Consequences of this Exchange Offer”);

•	any change occurs in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to TCR[2];

•

any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to TCR[2] (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to TCR2); and

•

any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to TCR[2] (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to TCR2).

The conditions to the Exchange Offer are for TCR2’s benefit. We may assert them prior to the Expiration Time regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to our acceptance of your tendered Eligible Options for exchange, whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The Eligible Options give Eligible Employees the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock trades on Nasdaq under the symbol “TCRR.”

The following table sets forth the high and low per share sales prices of our common stock on Nasdaq during the periods indicated.

	High	Low
Year Ending December 31, 2022
First quarter	$4.87	$2.36
Second quarter	$3.15	$2.06
Third quarter	$3.88	$1.60

	High	Low
Year Ending December 31, 2021
First quarter	$35.10	$19.39
Second quarter	$25.22	$16.19
Third quarter	$19.03	$8.34
Fourth quarter	$8.82	$4.52

	High	Low
Year Ending December 31, 2020
First quarter	$16.57	$5.84
Second quarter	$18.00	$6.40
Third quarter	$20.94	$12.95
Fourth quarter	$35.86	$18.40

As of October 18, 2022, we had 14 stockholders of record, and 38,657,061 shares of our common stock were issued and outstanding. Because brokers and other institutions hold many of our shares on behalf of stockholders, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On October 18, 2022, the closing price for our common stock as reported on Nasdaq was $1.57 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options for exchange. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Information Concerning TCR2; Financial Information.

Information Concerning TCR2.

We are a clinical-stage cell therapy company developing a pipeline of novel T cell therapies for cancer patients suffering from solid tumors by powering the T cell receptor (TCR) with our proprietary, first-in-class TCR Fusion Construct T cells (TRuC-T cells). Designed to overcome the limitations of current cell therapy modalities, our TRuC-T cells specifically recognize and kill cancer cells by harnessing the entire TCR signaling complex, independent of human leukocyte antigens, which we believe is essential for T cell therapies to be effective in patients with solid tumors.

We were incorporated in Delaware in 2015.

Our principal executive offices are located at 100 Binney Street, Suite 710, Cambridge, MA 02142, and our telephone number is (617) 949-5200. Our website address is www.tcr2.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Exchange Offer.

Financial Information.

A summary of certain financial information is attached as Schedule A to this Offering Memorandum and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K (File No. 001-38811) for the year ended December 31, 2021, filed with the SEC on March 22, 2021, our Quarterly Report on Form 10-Q (File No. 001-38811) for the quarter ended March 31, 2022, filed with the SEC on May 12, 2022 and our Quarterly Report on Form 10-Q (File No. 001-38811) for the quarter ended June 30, 2022, filed with the SEC on August 8, 2022 (the “Quarterly Reports”), which are incorporated herein by reference. The book value per share of our common stock as of June 30, 2022 was $5.86 per share.

Additional Information.

For more information about TCR2, please refer to our Annual Report, our Quarterly Reports and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

Our executive officers are eligible to participate in the Exchange Offer on the same terms as all other Eligible Employees. Accordingly, our executive officers listed below are Eligible Employees and they hold Eligible Options.

Name	Title	Shares Underlying All Eligible Options
Garry E. Menzel	President, Chief Executive Officer and Director	899,106
Angela Justice	Chief People Officer	271,915
Peter Olagunju	Chief Technical Officer	286,367
Alfonso Quintás Cardama	Chief Medical Officer	384,402

Non-employee members of our Board are not Eligible Employees and do not hold any Eligible Options. Accordingly, they are not eligible to participate in the Exchange Offer.

Other than outstanding stock option and other equity awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our financial statements as set forth in our Annual Report and Quarterly Reports, neither TCR2 nor, to our knowledge, any of our executive officers or directors, any person controlling TCR2 or any executive officer or director of such control person is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the 60-day period prior to the date of this Offering Memorandum, we have not granted any options that are Eligible Options, and no Eligible Options have been exercised. During such 60-day period, neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the Eligible Options.

Section 10. Accounting Consequences of the Exchange Offer.

We follow the provisions of the Financial Accounting Standard Board’s Accounting Standards Update 2014-12, Compensation—Stock Compensation (Topic 718) (“ASC Topic 718”) regarding accounting for share-based payments. Under ASC Topic 718, we will recognize compensation cost equal to the grant date fair value of the tendered Eligible Options plus the incremental compensation cost of the New RSUs. The incremental compensation expense associated with the Option Exchange will be measured as the excess, if any, of the fair value of each award of New RSUs granted to participants in the Option Exchange, measured as of the date the New RSUs are granted, over the fair value of the Eligible Options cancelled in exchange for the New RSUs, measured immediately prior to the cancellation. As the fair value will be determined at a later date, the impact of the incremental compensation expense is undeterminable. We will recognize any such incremental compensation expense immediately.

The amount of incremental compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the exercise price per share of Eligible Options, as applicable, exchanged in the Exchange Offer. Since these factors cannot be predicted with any certainty as of the date of this Offering Memorandum and will not be known until the Expiration Time, we cannot predict the exact amount of the charge (if any) that will result from the Exchange Offer.

Section 11. Legal Matters; Regulatory Approvals.

The Exchange Offer is required to comply with the SEC’s rules and regulations, including the requirements of Schedule TO. We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of Eligible Options for exchange and grant of New RSUs as contemplated by the Exchange Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action. We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action would not adversely affect our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant New RSUs with the New RSU Terms would be subject to achieving such compliance or obtaining any such governmental approval or other action.

Section 12. Material United States Tax Consequences.

The following is a summary of the anticipated material United States federal income tax consequences of the Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Employees. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the United States federal income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Exchange Offer.

Tax Effects of Rejecting the Offer

In general, your rejection of the Exchange Offer will not be a taxable event for United States federal income tax purposes. However, if (1) any of your Eligible Options are currently treated as ISOs and (2) the Exchange Offer remains outstanding for more than 29 days (that is, if we extend the Exchange Offer beyond the original Expiration Time on November 16, 2022), your Eligible Options may cease to be treated as ISOs as of the Expiration Time on November 16, 2022 unless the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options. However, in that event, your 2-Year Holding Period (as defined below) under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time.

Tax Effects of Accepting the Offer

Neither your acceptance of the Exchange Offer nor the exchange of your Eligible Options will be a taxable event for United States federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New RSUs for United States federal income tax purposes.

Taxation of Incentive Stock Options

The following summarizes the general tax treatment relating to the grant and exercise of ISOs and the subsequent sale of shares acquired upon exercise of an ISO. Generally, an optionholder will not recognize any income, gain or loss on the granting of an ISO. Upon the exercise of an ISO, an optionholder is typically not subject to United States federal income tax except for the possible imposition of alternative minimum tax. Rather, the optionholder is taxed for United States federal income tax purposes at the time he or she disposes of the stock subject to the option.

Following the exercise of an ISO, if the date upon which the optionholder disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “2-Year Holding Period”) and more than one year from the date on which the optionholder exercised the option (the “1-Year Holding Period”), then the optionholder’s entire gain or loss is characterized as long-term capital gain or loss, rather than as ordinary income. However, if the optionholder fails to satisfy both the 2-Year Holding Period and the 1-Year Holding Period, then a portion of the optionholder’s profit from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the 1-Year Holding Period has not been satisfied. The portion of the profit that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the sales price over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.

If you tender your Eligible Options for exchange in the Exchange Offer, your New RSUs will be subject to different tax treatment, as described below.

Taxation of Non-Qualified Stock Options (“NSOs”)

The following summarizes the general tax treatment relating to the grant and exercise of NSOs and the subsequent sale of shares acquired upon exercise of an NSO. Generally, an optionholder will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO.

Following the exercise of an NSO, if and when an optionholder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.

Taxation of Restricted Stock Units

Generally, an individual will not recognize any income, gain or loss on the granting of an RSU. Upon the vesting of an RSU and the issuance of the vested RSU shares, an individual will recognize ordinary income on each issued share equal to the fair market value of the shares on the date of issuance.

If and when an individual sells the stock issued upon the vesting of an RSU, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of issuance, will be treated as a capital gain or loss. If the individual has held those shares for more than one year from the date of issuance, such gain or loss will be a long-term capital gain or loss. If the individual has held those shares for not more than one year from the date of issuance, such gain or loss will be a short-term capital gain or loss.

Withholding

We will withhold all required local, state, federal and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option or the issuance of vested RSU shares by an Eligible Employee. We will satisfy all tax withholdings obligations through the sale of shares as permitted under the 2018 Plan.

Section 13. Extension of the Exchange Offer; Termination; Amendment.

We may decide to extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Employees by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled Expiration Time. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m., Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of such termination or amendment to Eligible Employees by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”) has occurred or we deem any such event to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Time. We will promptly disseminate any notice of such amendment required pursuant to the Exchange Offer or applicable law to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change and will file such notice with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-3 under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, we will publicly notify or otherwise inform Eligible Employees in writing if we decide to take any of the following actions and will keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 14. Consideration; Fees and Expenses.

Each Eligible Employee who properly tenders an Eligible Option to be exchanged and accepted by TCR2 pursuant to this Exchange Offer will receive a New RSU calculated using an exchange ratio based on the exercise price of your tendered Eligible Options, as described in Section 1 of this Offering Memorandum. New RSUs will be unvested as of the New RSU Grant Date, as described in Section 1 of this Offering Memorandum. New RSUs will be fully unvested as of the New RSU Grant Date and will be subject to a new vesting schedule, as described in Section 1 of this Offering Memorandum.

If we receive and accept tenders from Eligible Employees of all Eligible Options (comprising a total of options to purchase 2,574,615 shares outstanding as of October 19, 2022) subject to the terms and conditions of this Exchange Offer, we will grant New RSUs covering a total of approximately 756,679 shares of common stock.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses that you incur in connection with your election to participate in the Exchange Offer, including mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor that you consult or retain in connection with the Exchange Offer.

Section 15. Additional Information.

With respect to the Exchange Offer, we have filed the Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document does not contain all of the information contained in the Schedule

TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, as may be amended, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 22, 2022;

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 12, 2022, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 8, 2022;

•	our Current Reports on Form 8-K filed with the SEC on June 27, 2022, September 28, 2022 and October 14, 2022; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 12, 2019, and as set forth by the description of common stock set forth in Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 22, 2022, including any amendments or reports filed for the purpose of updating such description.

Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

We will also promptly provide without charge to each Eligible Employee to whom we deliver a copy of the Exchange Offer, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents). Written requests should be directed to AskHR@tcr2.com.

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 16. Miscellaneous.

The Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in this Offering Memorandum, our Annual Report and our Quarterly Reports, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2021, OUR QUARTERLY REPORT FOR THE QUARTER ENDED MARCH 31, 2022 AND OUR QUARTERLY REPORT FOR THE QUARTER ENDED JUNE 30, 2022 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Schedule A

Selected Financial Data

The following financial information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 22, 2022, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022 filed with the SEC on August 8, 2022, all of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2021 and December 31, 2020 and the selected consolidated balance sheets data as of December 31, 2021 and December 31, 2020 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The selected condensed consolidated statements of operations data for the three and six months ended June 30, 2022 and June 30, 2021 and the selected consolidated balance sheets data as of June 30, 2022 and June 30, 2021 are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period. You should refer to Section 15 of the Offering Memorandum, “Additional Information,” for information on how you can obtain copies of our SEC filings.

	For the Six Months Ended June 30,		Years Ended December 31,
Statement of Operations Data	2022	2021	2021	2020
(in thousands, except share and per share data)
Operating expenses:
Research and development	$48,650	$34,551	$77,239	$51,980
General and administrative	12,324	11,334	22,503	16,720

Total operating expenses	60,974	45,885	99,742	68,700

Loss from operations	(60,974)	(45,885)	(99,742)	(68,700)
Interest income, net	415	148	224	1,737

Loss before income tax expense	(60,559)	(45,737)	(99,518)	(66,963)
Income tax expense	164	87	289	161

Net loss	$(60,723)	$(45,824)	$(99,807)	$(67,124)

Net loss per share of common stock, basic and diluted	$(1.58)	$(1.22)	$(2.63)	$(2.40)

Weighted average shares outstanding, basic and diluted	38,540,178	37,622,390	37,935,554	27,990,564

	As of June 30,		As of December 31,
Balance Sheet Data	2022	2021	2021	2020
(in thousands)
Cash and cash equivalents	$44,211	$248,793	$222,564	$94,155
Short Term Investments	162,027	68,553	43,029	133,831
Working Capital (1)	177,258	310,282	257,522	226,698
Total Assets	308,044	368,140	323,371	246,195
Total Liabilities	81,781	39,249	41,894	9,647
Total Stockholders’ equity	226,263	328,891	281,477	236,548

(1)	Working capital is current assets less current liabilities